UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): November 4, 2016

CVR PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35120 (Commission File Number)	56-2677689 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 4, 2016, Eric D. Karp was appointed to the board of directors (the “Board”) of CVR GP, LLC, the general partner of CVR Partners, LP (the “Partnership”). Mr. Karp was designated in accordance with the Transaction Agreement dated August 9, 2015 (the “Transaction Agreement”) by and among the Partnership, Coffeyville Resources, LLC, Rentech, Inc. (“Rentech”), Rentech Nitrogen Holdings, Inc. (“Rentech Holdings”) and DSHC, LLC (“DSHC” and, together with Rentech and Rentech Holdings, the “Rentech Nitrogen Unitholders”).

Pursuant to the Transaction Agreement, the Rentech Nitrogen Unitholders have the right to appoint two directors to the Board, subject to certain minimum ownership thresholds based on (i) until April 1, 2017, the combined ownership of common units of the Partnership held by the Rentech Nitrogen Unitholders, any wholly owned subsidiary of Rentech and any fund managed or affiliated with GSO Capital Partners LP, and (ii) after April 1, 2017, the ownership of common units of the Partnership held by the Rentech Nitrogen Unitholders or any wholly owned subsidiary of Rentech. The Rentech Nitrogen Unitholders exercised this appointment right as set forth above. The Rentech Nitrogen Unitholders right to appointment will be reduced by one seat when and if their ownership (as calculated above) falls below 15% of the outstanding common units of the Partnership, and will terminate when and if their ownership (as calculated above) falls below 7.5% of the outstanding common units of the Partnership.

Other than as set forth above, the Partnership is not aware of any arrangements or understandings, other than as disclosed in this Current Report on Form 8-K, between Mr. Karp, on the one hand, and any other person, on the other hand, pursuant to which he was selected as a director. The Partnership is not aware of any transaction in which Mr. Karp has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Karp will receive an annual retainer of $55,000 for serving on the Board.

Eric Karp is a Managing Director of Oak Hill Advisors, a leading alternative investment firm with approximately $30 billion under management, where he shares primary responsibility for the firm’s direct lending activities. Prior to joining Oak Hill Advisors in 2014, he was a Senior Advisor of Sankaty Advisors (aka Bain Capital Credit) from 2011-2013 where he was responsible for negotiating and structuring direct investments in companies across the consumer, media, industrial, healthcare and energy sectors.  During the period from 2008-2010, Mr. Karp served as President of EDK Consulting LLC, a business strategy and capital markets consultancy.  From 2003-2007, Mr. Karp was a Managing Director and Head of Bank of America’s Global Financial Sponsors Group. His responsibilities included the coordination of and oversight for Bank of America’s global activities with private equity investors including mergers and acquisitions and debt and equity capital markets activities. Additionally, Mr. Karp was a member of Bank of America’s Investment Banking Management Committee, Capital Commitment Committee and Principal Investments Committee.  From 2000-2002, Mr. Karp served as President of EDK Consulting LLC where he provided business strategy and capital markets advice to a global family office. From 1996-2000, he was Global Head of Financial Sponsors at JP Morgan where he served on the Investment Banking Management Committee, Credit Commitment Committee and the Risk and Reputation Committee.  He began his career in 1987 at Bear Stearns where he was a member of the Principal Investments Group and after that the High Yield and Financial Sponsors groups of Investment Banking.  Mr. Karp received a MBA from The Harvard Business School and a B.A. in History from the State University of New York at Stony Brook.

The summary of the Transaction Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the full text of the Transaction Agreement, which is filed as Exhibit 10.2 to the Partnership’s Current Report on Form 8-K filed with the SEC on August 13, 2015 and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 10, 2016

CVR Partners, LP
By: CVR GP, LLC, its general partner

By:	/s/ John R. Walter
John R. Walter
Senior Vice President, General Counsel and Secretary